Exhibit 99.1

Civeo Reports First Quarter 2017 Results

HOUSTON, April 27, 2017 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2017.

Highlights include:

  Completed a public offering in February 2017 of 23 million common shares, raising net proceeds of $64.8 million to repay amounts outstanding under Civeo’s revolving credit facilities and for general corporate purposes

  Generated $9.8 million in operating cash flow and $6.5 million in free cash flow

  Repaid $44 million of debt in the first quarter, reducing total debt outstanding by $41 million (net of $3 million in foreign exchange adjustments) to $316 million in total debt at March 31, 2017, down from $357 million at the end of 2016

  Executed a 15-month contract renewal at McClelland Lake Lodge related to the construction of the Fort Hills Oil Sands Project

  Completed third amendment to Civeo’s revolving credit agreement in February 2017

“Our performance during the first quarter was consistent with our strategic objectives to generate free cash flow, reduce debt, win new business and deliver best-in-class services to our customers,” said Bradley J. Dodson, President and Chief Executive Officer. “First quarter revenues were above our expectations due to better occupancy in Canada and Australia. First quarter earnings were modestly below our expectations, due to higher-than-expected stock-based compensation expense as a result of the year-to-date increase in our stock price and higher-than-expected labor costs in Canada. We are encouraged by the broadening stabilization in our core end markets, highlighted by our 15-month contract renewal at McClelland Lake Lodge in Canada and improving performance in our Australian and U.S. segments.”

Mr. Dodson concluded, "The fundamental macro-economic drivers of our business have continued to exhibit some signs of improvement in recent months. Stable oil prices are providing greater visibility to our customers in the U.S. and Canada, while met coal contract prices remain at significantly higher levels than a year ago. Accordingly, we are optimistic that demand for our services will continue to stabilize in 2017 and gradually improve over the medium to long-term. In the interim, we remain focused on executing our strategic mandates of delivering unsurpassed service quality, preserving financial flexibility and pursuing long-term growth initiatives as market conditions improve.”

First Quarter 2017 Results

In the first quarter of 2017, Civeo generated revenues of $91.4 million and reported a net loss of $21.0 million, or $0.17 per share. During the first quarter of 2017, Civeo generated operating cash flow of $9.8 million, Adjusted EBITDA of $15.2 million, and free cash flow of $6.5 million.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and the costs directly associated with Civeo’s redomiciliation to Canada. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the first quarter of 2016, Civeo generated revenues of $95.0 million and reported a net loss of $26.8 million, or $0.25 per share.  That net loss included the impact of $8.4 million of pre-tax charges, or $0.05 per share after-tax, related to the impairment of our assets in the U.S. Bakken Shale region, and a $1.0 million pre-tax expense, or $0.01 per share, related to our redomiciliation to Canada. During the first quarter of 2016, Civeo generated operating cash flow of $11.3 million, Adjusted EBITDA of $16.8 million and free cash flow of $8.1 million.

Revenues, operating cash flow and Adjusted EBITDA declined in the first quarter of 2017 as compared to the first quarter of 2016, due to lower average daily rates in Canada and decreased mobile camp performance resulting from lower customer activity in the Canadian oil sands mining industry. Adjusted EBITDA was also negatively impacted by higher year-over-year stock-based compensation expense due to the year-to-date increase in Civeo’s stock price.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2017 to the results for the first quarter of 2016. The Adjusted EBITDA amounts discussed below exclude the fixed asset impairment and redomiciliation-related expenses noted above.)

Canada

During the first quarter of 2017, the Canadian segment generated revenues of $60.5 million, operating loss of $5.0 million and Adjusted EBITDA of $13.2 million, compared to revenues of $65.5 million, operating loss of $9.7 million and Adjusted EBITDA of $14.2 million in the first quarter of 2016. On a constant currency basis, revenues decreased primarily due to lower room rates, as well as a decline in mobile, open camp and product revenues, primarily attributable to lower activity levels. These items were partially offset by increased lodge occupancy related to improving seasonal demand from short-term customers.

Australia

The Australian segment generated revenues of $27.0 million, operating loss of $1.2 million and Adjusted EBITDA of $10.6 million in the first quarter of 2017, compared to revenues of $25.5 million, operating loss of $1.6 million and Adjusted EBITDA of $10.8 million in the first quarter of 2016. On a constant currency basis, the revenue increase was primarily due to increased average daily rates related to a termination payment from a customer.

U.S.

The U.S. segment generated revenues of $3.9 million, operating loss of $2.8 million and an Adjusted EBITDA loss of $1.3 million in the first quarter of 2017, compared to revenues of $4.0 million, operating loss of $13.6 million and an Adjusted EBITDA loss of $3.1 million in the first quarter of 2016. The Adjusted EBITDA increase was primarily due to cost reductions, coupled with increased utilization at our open lodges and well site services business related to the improvement in oil prices and an increase in the U.S. rig count.

McClelland Lake Lodge Contract Renewal

Civeo today announced that it has secured a 15-month contract renewal to support the construction of the Fort Hills Oil Sands project. We are encouraged by the renewal of this contract and believe it is a testament to our best-in-class customer service.

Income Taxes

Civeo recognized an income tax benefit of $2.9 million, which resulted in an effective tax rate of 12.4% in the first quarter of 2017. During the first quarter of 2016, Civeo recognized an income tax benefit of $4.6 million, which resulted in an effective tax rate of 14.6%.

Financial Condition

As of March 31, 2017, Civeo had total liquidity of approximately $199.8 million, comprised of $172.7 million available under its revolving credit facilities and $27.1 million of cash on hand.

Civeo reduced total debt outstanding to $316.5 million at March 31, 2017, down from $357 million at December 31, 2016.

During the first quarter of 2017, Civeo invested $3.9 million in capital expenditures, down from $4.8 million during the first quarter of 2016.  For both periods, such capital expenditures were primarily routine in nature.

Second Quarter and Full Year 2017 Guidance

For the second quarter of 2017, Civeo expects revenues of $82 million to $87 million and EBITDA of $14 million to $17 million. For the full year of 2017, Civeo is reiterating guidance of revenues of $337 million to $353 million and EBITDA of $60 million to $65 million. Civeo expects capital expenditures of approximately $15 to $18 million for the full year 2017.

Conference Call

Civeo will host a conference call to discuss its first quarter 2017 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (888) 600-4863 in the United States or (913) 312-0979 internationally and using the conference ID 8513690. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 8513690.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of 19 lodges and villages in operation in Canada and Australia, with an aggregate of more than 23,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward looking statements in this news release include the statements regarding Civeo’s:  views regarding broadening stabilization in its core end markets; improving performance in its Australian and U.S. segments and continued signs of improvement in fundamental macro-economic drivers; optimism about market demand in 2017; and second quarter and full year 2017 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with currency exchange rates, risks associated with Civeo’s redomiciliation to Canada, including, among other things, risks associated with changes in tax laws or their interpretations, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Business" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2016, and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,
	2017	2016

Revenues	$91,429	$95,036

Costs and expenses:
Cost of sales and services	61,672	65,943
Selling, general and administrative expenses	14,210	13,117
Depreciation and amortization expense	32,829	33,555
Impairment expense	-	8,400
Other operating expense	450	218
	109,161	121,233
Operating loss	(17,732)	(26,197)

Interest expense to third parties, net of capitalized interest	(5,504)	(4,944)
Loss on extinguishment of debt	(842)	(302)
Interest income	10	86
Other income	254	112
Loss before income taxes	(23,814)	(31,245)
Income tax benefit	2,948	4,571
Net loss	(20,866)	(26,674)
Less: Net income attributable to noncontrolling interest	121	148
Net loss attributable to Civeo Corporation	$(20,987)	$(26,822)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.17)	$(0.25)
Diluted	$(0.17)	$(0.25)

Weighted average number of common shares outstanding:
Basic	120,846	106,814
Diluted	120,846	106,814

CIVEO CORPORATION CONSOLIDATED BALANCE SHEETS
(in thousands)

	MARCH 31, 2017	DECEMBER 31, 2016
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$27,136	$1,785
Accounts receivable, net	54,034	56,302
Inventories	3,604	3,112
Prepaid expenses and other current assets	20,495	21,369
Total current assets	105,269	82,568

Property, plant and equipment, net	782,143	789,710
Other intangible assets, net	27,738	28,039
Other noncurrent assets	9,876	10,129
Total assets	$925,026	$910,446

Current liabilities:
Accounts payable	$21,239	$21,119
Accrued liabilities	10,363	14,378
Income taxes	491	111
Current portion of long-term debt	15,566	15,471
Deferred revenue	5,053	6,792
Other current liabilities	1,952	2,572
Total current liabilities	54,664	60,443

Long-term debt to third-parties	296,438	337,800
Deferred income taxes	6,556	9,194
Other noncurrent liabilities	28,642	27,019
Total liabilities	386,300	434,456

Shareholders' equity:
Common shares	-	-
Additional paid-in capital	1,378,576	1,311,226
Accumulated deficit	(494,387)	(472,764)
Treasury stock	(344)	(65)
Accumulated other comprehensive loss	(345,243)	(362,930)
Total Civeo Corporation shareholders' equity	538,602	475,467
Noncontrolling interest	124	523
Total shareholders' equity	538,726	475,990
Total liabilities and shareholders' equity	$925,026	$910,446

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED MARCH 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(20,866)	$(26,674)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,829	33,555
Impairment charges	-	8,400
Loss on extinguishment of debt	842	302
Deferred income tax benefit	(3,120)	(7,592)
Non-cash compensation charge	1,867	1,115
Losses (gains) on disposals of assets	(416)	(39)
Provision (benefit) for loss on receivables, net of recoveries	(60)	(135)
Other, net	795	1,082
Changes in operating assets and liabilities:
Accounts receivable	3,258	4,353
Inventories	(440)	792
Accounts payable and accrued liabilities	(4,521)	(250)
Taxes payable	320	(2,395)
Other current assets and liabilities, net	(640)	(1,184)
Net cash flows provided by operating activities	9,848	11,330

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(3,883)	(4,761)
Proceeds from disposition of property, plant and equipment	578	1,599
Other, net	-	(302)
Net cash flows used in investing activities	(3,305)	(3,464)

Cash flows from financing activities:
Proceeds from issuance of common stock	64,847	-
Term loan repayments	(3,947)	(29,055)
Revolving credit borrowings (repayments), net	(39,964)	18,085
Debt issuance costs	(1,772)	(2,035)
Other	(279)	(52)
Net cash flows provided by (used in) financing activities	18,885	(13,057)

Effect of exchange rate changes on cash	(77)	322
Net change in cash and cash equivalents	25,351	(4,869)

Cash and cash equivalents, beginning of period	1,785	7,837

Cash and cash equivalents, end of period	$27,136	$2,968

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2017	2016
Revenues
Canada	$60,506	$65,522
Australia	27,016	25,510
United States	3,907	4,004
Total revenues	$91,429	$95,036

EBITDA (1)
Canada	$13,189	$14,048
Australia	10,621	10,743
United States	(1,262)	(11,470)
Corporate and eliminations	(7,318)	(5,999)
Total EBITDA	$15,230	$7,322

Adjusted EBITDA (1)
Canada	$13,189	$14,171
Australia	10,621	10,763
United States	(1,262)	(3,070)
Corporate and eliminations	(7,318)	(5,107)
Total adjusted EBITDA	$15,230	$16,757

Operating income (loss)
Canada	$(5,006)	$(9,699)
Australia	(1,201)	(1,622)
United States	(2,802)	(13,599)
Corporate and eliminations	(8,723)	(1,277)
Total operating loss	$(17,732)	$(26,197)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2017	2016

EBITDA (1)	$15,230	$7,322
Adjusted EBITDA (1)	$15,230	$16,757
Free Cash Flow (2)	$6,543	$8,168

(1) The term EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's redomiciliation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED MARCH 31,
	2017	2016

Net loss	$(20,987)	$(26,822)
Income tax provision (benefit)	(2,948)	(4,571)
Depreciation and amortization	32,829	33,555
Interest income	(10)	(86)
Loss on extinguishment of debt	842	302
Interest expense	5,504	4,944
EBITDA	$15,230	$7,322
Adjustments to EBITDA
Impairment expense (a)	-	8,400
Redomiciliation costs (b)	-	1,035
Adjusted EBITDA	$15,230	$16,757

(a) Relates to the first quarter 2016 impairment of assets in the United States. We recorded a pre-tax loss of $8.4 million ($5.5 million after-tax, or $0.05 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's redomiciliation to Canada. The $1.0 million of costs in 2016 ($0.7 million after-tax), which are primarily corporate in nature, are included in Selling, general and administrative costs on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED MARCH 31,
	2017	2016

Net Cash Flows Provided by Operating Activities	$9,848	$11,330
Capital expenditures, including capitalized interest	(3,883)	(4,761)
Proceeds from disposition of property, plant and equipment	578	1,599
Free Cash Flow	$6,543	$8,168

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING JUNE 30, 2017		YEAR ENDING DECEMBER 31, 2017
EBITDA Range (1)	$14.0	$17.0	$60.0	$65.0

(1) The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING JUNE 30, 2017		YEAR ENDING DECEMBER 31, 2017
	(estimated)		(estimated)

Net loss	$(19.0)	$(16.5)	$(75.0)	$(72.0)
Income tax benefit	(2.0)	(1.5)	(10.0)	(8.0)
Depreciation and amortization	31.0	31.0	124.0	124.0
Interest expense	4.0	4.0	21.0	21.0
EBITDA	$14.0	$17.0	$60.0	$65.0

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED MARCH 31,
	2017	2016

Supplemental Operating Data - Canadian Segment
Revenues
Lodge revenues (1)	$55,920	$54,886
Mobile, open camp and product revenues	4,586	10,636
Total Canadian revenues	$60,506	$65,522

Average available lodge rooms (2)	14,720	14,602

Rentable rooms (3)	8,859	9,103

Average daily rates (4)	$97	$111

Occupancy in lodges (5)	72%	60%

Canadian dollar to U.S. dollar	$0.756	$0.728

Supplemental Operating Data - Australian Segment
Revenues
Village revenues (1)	$27,016	$25,510

Average available village rooms (2)	9,386	9,296

Rentable rooms (3)	8,776	8,696

Average daily rates (4)	$81	$68

Occupancy in villages (5)	42%	47%

Australian dollar to U.S. dollar	$0.758	$0.721

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(3) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(4) Average daily rate is based on rentable rooms and lodge/village revenue.

(5) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.

Contacts:

Frank C. Steininger
Civeo Corporation
Senior Vice President and Chief Financial Officer
713-510-2400

Marc Cunningham
Jeffrey Spittel
FTI Consulting
713-353-5407